Exhibit 10.17

[Name of Participant]

PERFORMANCE BASED

RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement (this “Agreement”) dated this ___ day of _____, 2021 (the “Grant Date”), is between _________ (the "Participant") and Bowman Consulting Group Ltd. (the "Company"), a Delaware corporation, and governs a grant of Restricted Stock Units (“RSU”s) to the Participant pursuant to the Bowman Consulting Group Ltd. 2021 Omnibus Equity Incentive Plan (the "Plan") and the Bowman Consulting Group 2021 Executive Long Term Incentive Plan (the “LTIP Plan”). Capitalized terms not explicitly defined in this Agreement have the definitions ascribed to them in the Plan or the LTIP Plan. The Company and the Participant agree as follows:

1.Restricted Stock Unit Grant. Subject to, and in accordance with the terms, conditions and restrictions set forth in the Plan, the LTIP Plan and this Agreement, the Company hereby grants to the Participant ________ RSUs effective as of the Grant Date (the “Award”) Each RSU is equivalent to one share of Common Stock of the Company (the “Shares”) for the purposes of determining the number of Shares subject to this Award.

2.Restriction on Transfer.  RSUs may not be transferred, sold, pledged, exchanged, assigned or otherwise encumbered or disposed of by Participant unless and until they have become nonrestricted and nonforfeitable in accordance with Section 3; provided, however, that Participant's interest in this Award may be transferred by will or the laws of descent and distribution. Any purported transfer, encumbrance or other disposition of the RSUs that is in violation of this Section 2 shall be null and void, and the other party to any such purported transaction shall not obtain any rights to or interest in the RSUs.

3.Vesting, Release and Lapse of Restrictions.

(a)

Subject to paragraphs (b) and (c) of this Section, the RSUs shall vest in one installment for the Performance Period on the date that the Committee determines the Company’s results on Relative Total Shareholder Return for the Performance Period.  Based on such result, vesting will be as follows:

If the Company’s Relative TSR at end of Performance Period is	Then the percentage of the RSU that will vest will be:
75th Percentile or higher	100%
55th Percentile	50%
35th Percentile	25%
Below 35th Percentile	0%

The actual number of RSUs that will vest shall be interpolated between the vesting percentages as set forth in the LTIP Plan to the extent that the Relative Total Shareholder Return is between the amounts set forth above in the chart.

(b)	The RSUs shall become fully vested immediately upon the (i) the Participant’s death or Disability, or (ii) if the Participant’s employment with the Company is terminated (A) by the

Company without Cause, (B) by the Participant for Good Reason, or (C) by the Participant for Good Reason related to a Change in Control, (iii) provided that in each of (ii) A, B, or C, the Participant (or his or her personal representative) executes the Company’s release agreement.  The terms Disability, Cause, and Good Reason shall be as defined in the written employment letter or agreement between the Company and the Participant in effect at the time of such event of termination.

(c)

If the Participant's employment with the Company is terminated by the Company for Cause or by the Participant without Good Reason, then any unvested RSUs shall be forfeited and all of the Participant's rights hereunder with respect to such unvested RSUs (and any Dividend Equivalent Rights, as defined below) shall cease as of the effective date of such termination of employment.

(d)	If the Participant's employment with the Company is terminated by the Participant by Retirement or Early Retirement:

(i)	prior to July 1 in the first year of the Performance Period, then all unvested RSU’s shall be forfeited;

(ii)

after July 1 through December 31 in the first year of the Performance Period, then one-third (1/3) of any unvested RSUs shall remain eligible to vest at the end of the Performance Period on the date that the Committee determines the Company’s results on Relative Total Shareholder Return for the Performance Period pursuant to 3(a) above;

(iii)

at any time in the second year of the Performance Period, then two-thirds (2/3) of any unvested RSUs shall remain eligible to vest at the end of the Performance Period on the date that the Committee determines the Company’s results on Relative Total Shareholder Return for the Performance Period pursuant to 3(a) above; and

(iv)

at any time in the third year of the Performance Period, then any and all unvested RSUs shall remain eligible to vest at the end of the Performance Period on the date that the Committee determines the Company’s results on Relative Total Shareholder Return for the Performance Period pursuant to 3(a) above.

4.Dividends. If the Company declares a cash dividend payable to stockholders of Common Stock that is payable to stockholders of record after the Grant Date and before the applicable Shares deliverable under this Agreement are issued hereunder, this Award will reflect, and represent the future right to receive, subject to the restrictions herein, an amount equal to such cash dividend per share payable per share of Common Stock then subject to this Award (a “Dividend Equivalent Right"), which shall accrue in cash without interest.

The Dividend Equivalent Rights will be subject to the same terms, conditions, and restrictions of this Agreement as are the RSUs to which they relate and will be payable at the same time as the underlying RSUs are settled and released following vesting of such RSUs. None of the RSUs will be issued (nor will the Participant have any of the rights of a stockholder with respect to the underlying shares) and no Dividend Equivalent Rights (if any) will be paid until the vesting and other conditions under the Agreement and Plan are satisfied. If such RSUs are forfeited, the Participant shall have no right to such Dividend Equivalent Rights.

5.No Rights as Stockholder; Change in Shares. The Participant shall have none of the rights or privileges of a stockholder in respect of the RSUs or the Shares deliverable under this Award unless and until the RSUs vest and electronic delivery representing the Shares have been completed, recorded on the records of the Company or its transfer agents and registrars, and delivered to Participant.  After such issuance, recordation and delivery, Participant shall have all the rights of a stockholder of the Company, including the right to vote such Shares.  If any of the Company shares of common stock are split, combined, or in any other manner changed, modified or amended, or the Company is recapitalized, restructured, or reorganized, the RSUs may be adjusted as provided in the Plan.

6.Compliance with Laws and Claw-Back.

(a) Repayment/Forfeiture. Any benefits that the Participant may receive hereunder shall be subject to repayment or forfeiture as may be required to comply with the requirements of the U.S. Securities and Exchange Commission or any applicable law, rule or regulation, including the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations thereunder, as may be in effect from time to time.

(b) Claw-back.  If the Participant performs any activity that is in violation of any of the restrictive covenants in any exhibit to the Employment Letter the Company may recoup from the Participant any proceeds, gains or other economic benefit the Participant actually or constructively received or derived from the Shares.

7.No Right to Other Long-Term Incentive Awards. The Participant understands and agrees that (a) the Plan and LTIP Plan are established voluntarily by the Company, are discretionary in nature and may be suspended or terminated by the Company or the Committee at any time, to the extent permitted by the Plan or LTIP Plan; (b) the grant of RSUs is voluntary and does not create any contractual or other right or entitlement to receive future grants of RSUs or other equity, or benefits in lieu of RSUs, even if RSUs have been granted in the past; and (c) all determinations with respect to future grants of RSUs, if any, including the grant date, the number of RSUs granted and the applicable vesting terms, will be at the sole discretion of the Committee.

8.No Effect on Employment. This Agreement is not an employment contract. The terms of the Participant's employment are not affected or changed in any way by the grant of RSUs, and neither the Plan, the LTIP Plan, nor this Agreement afford the Participant any rights to compensation or damages, including for loss or potential loss that the Participant may suffer by reason of the RSUs (including any Dividend Equivalent Rights) not vesting as a result of the termination of the Plan, the LTIP Plan, forfeiture of the RSUs or the termination of the Participant' s employment.

9.The Plan. The RUSs awarded by the Company and described in this Agreement are made in accordance with and subject to the Plan and the LTIP Plan. The terms of this Agreement are intended to be in full accordance with each of the Plan and LTIP Plan. However, in the event of any potential or actual conflict between any term of this Agreement and either the Plan or LTIP Plan, this Agreement shall automatically be amended to comply with the terms of the Plan or LTIP Plan, as applicable.

10.Modifications to Agreement. This Agreement together with any Exhibits represents the full and complete understanding between the Participant and the Company on the subjects covered. The

Participant expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations or inducements other than those contained in this Agreement. Except as otherwise provided in the Plan, this Agreement cannot be modified or changed by any prior or contemporaneous or future oral agreement of the parties. Except as otherwise provided in the Plan, this Agreement shall only be modified by the express written agreement of the parties.

11.Binding Agreement.  This Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

12.Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when either hand delivered, the next business day after being deposited with a nationally recognized overnight delivery service, or three business days after being mailed by United States Postal Service certified mail, return receipt requested, postage prepaid.  Notice to the Company Any notice to be given to the Company under the terms of this Agreement will be addressed to the Legal Department of the Company, 12355 Sunrise Valley Drive, Reston VA  20191, or at such other address as the Company may designate in writing, and if to Participant at the Participant’s residence address then set forth in the Company’s employment records.•

13.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to choice of law or conflict of law rules.

14.Beneficiary of Deceased Participant.  Any distribution or delivery to be made to the Participant under this Agreement shall, if the Participant is then deceased, be made to the Participant's designated beneficiary named pursuant to the Plan, or if no beneficiary survives the transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

15.Taxation. Regardless of any action the Company and/or the Subsidiary or affiliate employing the Participant (the "Employer") take with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the Participant's participation in the Plan and legally applicable to the Participant ("Tax-Related Items"), the Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains the Participant's responsibility and may exceed the amount actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Shares, including, but not limited to, the grant, vesting or settlement of the Restricted Shares, the issuance of shares in settlement of the Restricted Shares, the subsequent sale of shares acquired at vesting and the receipt of any dividends and/or any dividend equivalents; and (ii) do not commit to and are under no obligation to structure the terms of the Award or any aspect of the Restricted Shares to reduce or eliminate the Participant's liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant has become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable event, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the relevant taxable or tax withholding event, as applicable, the Participant shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax Related Items. In the event the Participant fails to pay or make such adequate arrangements, as determined by the Company and/or the Employer, the Participant hereby authorizes the Company and/or the Employer, or their respective agents, at their discretion and without further notice or authorization by Participant, to satisfy the obligations with regard to all Tax-Related Items by withholding in Shares to be issued upon vesting/settlement of the Shares as provided for in the Plan.

16.Electronic Communications. The Company and its affiliates may choose to deliver any documents related to Participant’s current or future participation in the Plan by electronic means. By accepting this grant, the Participant consents and agrees to electronic delivery of any Plan documents, proxy materials, annual reports and other related documents, including all materials required to be distributed pursuant to applicable securities laws. The Company has established procedures for an electronic signature system for delivery and acceptance of Plan documents (including documents relating to any programs adopted under the Plan). The Participant consents to such procedures and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company. The Participant agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature. The Participant understands that, unless earlier revoked by the Participant, this consent shall be effective for the duration of the Agreement and that he or she shall have the right at any time to request written copies of any and all materials referred to above.

17.Insider-Trading Notification. The Participant should be aware of the insider- trading rules and acknowledges review of the Company's Insider Trading Policy, which, may affect the sale of shares issued to the Participant upon settlement of the RSUs. In particular, the Participant may be prohibited from effectuating certain transactions involving the Shares if the Participant has material nonpublic information about the Company. If the Participant is uncertain whether the insider-trading rules are applicable, the Participant should consult with a personal legal advisor.  The Participant acknowledges that the Company in its discretion may determine that a breach of the Insider Trading Policy constitutes material misconduct.

Accepted by the Participant:	For the Company:
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